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                                                                    EXHIBIT 3.3



                           CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                              AETHER SYSTEMS, INC.



                     PURSUANT TO SECTION 242 OF THE GENERAL
                   CORPORATION LAWS OF THE STATE OF DELAWARE



     AETHER SYSTEMS, INC. a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST:    That the first paragraph of Article FOURTH of the Amended and
Restated Certificate of Incorporation of the Corporation be amended and read in its entirety as follows:

        FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,001,000,000 shares, consisting of 1,000,000,000 shares of Common Stock, par value $.01 per share and 1,000,000 shares of Preferred Stock, par value $.01 per share.

     SECOND:   That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, AETHER SYSTEMS, INC. has caused this Certificate of
Amendment to the Certificate of Incorporation of AETHER SYSTEMS, INC. to be executed on its behalf by its Senior Vice President, and attested to by its Secretary this 3rd day of May, 2000.

                                   AETHER SYSTEMS, INC.

                                   By:     /S/ BRIAN W. KEANE
                                         ----------------------------
                                         Name: Brian W. Keane
                                         Title: Senior Vice President


ATTEST:

By:     /S/ DAVID C. REYMANN
      -----------------------
      Name: David C. Reymann
      Title: Secretary